Exhibit 21.1

List of Subsidiaries

State of Incorporation
Name	or Organization
1. Comstock Homes of Washington, L.C.	Virginia
2. Comstock Realty, LLC	Virginia
3. Florida Homebuilding Group, LLC	Virginia
4. BC Ventures 40, LLC	Virginia
5. BC Ventures 50, LLC	Virginia
6. Comstock Investors VIII, L.C.	Virginia
7. Comstock Investors IX, L.C.	Virginia
8. Comstock Ventures XVI, L.C.	Virginia
9. Comstock Growth Fund, L.C.	Virginia
10. Comstock Growth Fund II, L.C.	Virginia
11. Superior Title Services, L.C.	Virginia
12. CDS Capital Management, L.C.	Virginia
13. Comstock Real Estate Services, L.C.	Virginia
14. Comstock Environmental Services, LLC f/k/a JK Environmental Services, LLC	Virginia
15. Comstock Environmental Solutions, L.C.	Virginia
16. CDS Asset Management, LC	Virginia
17. Comstock Commercial Management, LC	Virginia
18. Comstock Residential Management, LC f/k/a Comstock Management, LC	Virginia
19. ParkX Management, LC d/b/a ParkX	Virginia